EXHIBIT 4.7



                                 FIRST AMENDMENT
                                       TO
                        ASSET PURCHASE AND SALE AGREEMENT

                                  INTRODUCTION

                  THIS AGREEMENT, dated as of February 9, 1999 (this "Amendment"), is by and between SITE TECHNOLOGIES, INC., a California corporation having an address at 380 El Pueblo Road, Scotts Valley, California 95066 (the "Seller"), and STARBASE CORPORATION, a Delaware corporation having an address at 4 Hutton Centre Drive, Suite 800, Santa Ana, California 92707 (the "Purchaser").

                                    RECITALS

                  Purchaser and Seller entered in an Asset Purchase and Sale Agreement dated December 18, 1998 (the "Existing Purchase Agreement"). Pursuant to the Original Purchase Agreement, the Purchaser is purchasing certain Assets of the Seller. Capitalized terms used and not otherwise defined or amended in this Amendment shall have the meanings respectively assigned to them in the Existing Purchase Agreement.

                  On February 2, 1999, the Seller filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") Case No. 99-50736-JRG-11 in the United States Bankruptcy Court for the Northern District of California, San Jose division (the "Bankruptcy Court") and is presently operating its business as a debtor-in-possession pursuant to the provisions of 11 U.S.C. ss.ss. 1107 and 1108.

                  The parties have entered into this Amendment in order to amend the Existing Purchase Agreement, all upon the terms and provisions and subject to the conditions hereinafter set forth.

                                    AGREEMENT

                  In consideration of the foregoing, the mutual covenants and agreement hereinafter set forth and other good and valuable consideration (the receipt and adequacy of which are hereby acknowledged by the Seller), the parties hereto hereby agree as follows:

                  Section 1. Amendment to Existing Purchase Agreement. The Existing Purchase Agreement is hereby amended as follows, effective as of the date first written above:

                  (A) In Section 2.05(a) of the Existing Purchase Agreement, the number "750,000" in the first sentence is hereby replaced by the number "625,000" and the number

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"750,000" in the second sentence is hereby replaced by the number "625,000"
without the deletion or modification of any other material.

                  (B) In Section 2.08(a) of the Existing Purchase Agreement, item (iii) "Approval by Shareholders of Seller" is hereby deleted in its entirety.

                  (C) In Section 2.08(a) of the Existing Purchase Agreement, item (viii) "No Actions, Suits or Proceedings" is hereby deleted in its entirety.

                  (D) In Section 2.08(b) of the Existing Purchase Agreement, item (v) "Opinion of Counsel to Seller" is hereby deleted in its entirety, and the following is hereby inserted in its respective place:

                  Approval of Seller's Motions by Bankruptcy Court. The Seller shall have filed each of a (i) NOTICE OF MOTION AND MOTION FOR ORDER ESTABLISHING BIDDING PROCEDURES AND AUTHORIZING BREAKUP FEE AND FIRST AMENDMENT TO LICENSE AGREEMENT; (ii) NOTICE OF MOTION AND MOTION TO SELL ASSETS OUT OF THE ORDINARY COURSE OF BUSINESS (11U.S.C. ss. 363(b)) AND FREE AND CLEAR OF ALL LIENS, CLAIMS, ENCUMBRANCES AND INTERESTS (11 U.S.C. ss. 363 (f)); and (iii) NOTICE OF MOTION AND MOTION TO ASSUME AND ASSIGN EXECUTORY CONTRACTS (11 U.S.C. ss.ss.365
         (a), (f)) substantially in the form previously provided to the Purchaser (collectively, the "Motions"), each Motion shall be reasonably acceptable to Purchaser in form and substance and an order of the Bankruptcy Court in form acceptable to the Purchaser shall have been issued with respect to each of the Motions which orders shall not be subject to a stay or appeal (collectively, the "Final Order") no later than March 31, 1999.

                  (E) In Section 2.09 of the Existing Purchase Agreement, the text is hereby deleted in its entirety, and the following text is hereby inserted in its respective place:

                  Subject to Section 7.02(b), the closing of the purchase and sale of the Assets shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California within five (5) days after the issuance of the Final Order, or at such other time as the parties may mutually agree in writing (such time and date being referred to herein as the "Closing Date").

                  (F) In Section 3.03 of the Existing Purchase Agreement, the parenthetical is hereby deleted in its entirety and the following new parenthetical is hereby inserted in its respective place:

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                  (including, without limitation, the Final Order, but not
         including any filings and notices under applicable bulk sales laws, which under applicable law is the responsibility of the Purchaser)

                  (G) In Section 4.07 of the Existing Purchase Agreement, the following is hereby inserted at the beginning of the sentence, without the deletion or modification of any other material:

                  Except as otherwise provided on Schedules 3.03 or 3.04,

                  (H) In Section 5.01(a) of the Existing Purchase Agreement, the words "one (1) year" are hereby replaced by the words "six (6) months", without the deletion or modification of any other material.

                  (I) In Section 5.01(b) of the Existing Purchase Agreement, the words "one (1) year" are hereby replaced by the words "six (6) months", without the deletion or modification of any other material.

                  (J) In Section 5.03(a) of the Existing Purchase Agreement, the first and second sentences are hereby deleted in their entirety and the following are hereby inserted in their respective places:

                  125,000 Shares (prior to any adjustment pursuant to Section 2.05(a)) shall be placed in an escrow account (the "Escrow Fund") with Greater Bay Trust Company (the "Escrow Agent") following the Closing to be available for indemnification claims pursuant to Section 5.01, if any (the "Indemnification Shares") for a period not to exceed one hundred eighty (180) days following the Closing (the "Escrow Period"), except as otherwise provided below. At the expiration of the Escrow Period, all Shares (less the number of any Shares paid or claimed to be payable in connection with any claim pursuant to Section 5.01) shall be released from the Escrow Fund.

                  (K) In Section 5.04 of the Existing Purchase Agreement, the heading and the text are hereby deleted in their entirety and the following are hereby inserted in their respective places:

                  5.04     Notice and Breakup Fee

                  In recognition of the time and expense expended by Purchaser with respect to the purchase of the Assets, the Seller hereby covenants and agrees that prior to the Closing Date or the termination of this Agreement, it will notify Purchaser of any and all inquiries which it receives pursuant to the bankrupty proceeding of the Seller in the Bankruptcy Court, regarding the purchase of some or all of the Assets pursuant to the proposed competing bid procedure set forth in the MOTION FOR ORDER ESTABLISHING

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         BIDDING PROCEDURES AND AUTHORIZING BREAKUP FEE AND FIRST AMENDMENT TO
         LICENSE AGREEMENT. The Seller further covenants and agrees, that if any termination of this Agreement pursuant to Section 7.02(c) shall be followed by a sale of substantially all the Assets to one or more purchasers, Seller shall pay to Purchaser a breakup fee equal to the Purchaser's reasonable costs and expenses not to exceed five percent (5%) of the purchase price paid by the competing bidder.

                  (L) In Section 5.05(a) of the Existing Purchase Agreement, the following is hereby inserted following the word "Closing" and prior to the period at the end of the first sentence:

                  (the "Lock-Up Period")

                  (M) In Section 5.05(a) of the Existing Purchase Agreement, the second sentence is hereby deleted in its entirety, and the following is hereby inserted in its respective place:

                  Subsequent to the Lockup Period, no more than five percent (5%) of the prior business day's trading volume in the Shares may be sold on any given day.


                  (N) In Section 5.09 of the Existing Purchase Agreement, the text is hereby deleted in its entirety, and the following is hereby inserted in its respective place:

                  [Deleted]

                  (O) In Section 5.10 of the Existing Purchase Agreement, the text is hereby deleted in its entirety, and the following is hereby inserted in its respective place:

                  [Deleted]

                  (P) In Section 5.11 of the Existing Purchase Agreement, the first sentence is hereby deleted and is hereby replaced in its entirety by the following:

                  Purchaser will use its reasonable efforts to register the Shares with the Securities and Exchange Commission within six (6) months after the receipt of the Final Order by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, with such registration statement declared or ordered effective by the Securities and Exchange Commission.

                  (Q) In Section 7.02(c) of the Existing Purchase Agreement, the text is hereby deleted in its entirety, and the following is hereby inserted in its respective place:

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                  by Purchaser or Seller if the Bankruptcy Court does not
         approve the transactions contemplated hereby in its Final Order.

                  Section 2. Bringdown of Representations, Etc. As of the date of this Amendment, both before and after giving effect to the terms and provisions of this Amendment: (a) the representations and warranties of each of the Purchaser and the Seller set forth in the Existing Purchase Agreement are true and correct in all material respects with the same effect as though those representations and warranties had been made on and as of the date hereof; and
(b) except for the Chapter 11 bankruptcy proceeding in the Bankruptcy Court, there are no actions, suits or proceedings pending or, to the best knowledge of the undersigned, threatened or contemplated by any person for the liquidation or dissolution of the Seller or otherwise threatening its existence or challenging or calling into question the power or authority of the Seller to execute or deliver any Purchase Document to which it is or will be a party or to perform any of its obligations thereunder.

                  Section 3. Counterparts. This Amendment may be signed in two or more counterpart copies of the entire document or of signature pages to the document, each of which may be executed by one or more of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the parties hereto.

                  Section 4. Governing Law, Etc. This Amendment shall be governed by and construed in accordance with the applicable terms and provisions of Sections 1 through 7 (as well as any applicable definitions or provisions appearing elsewhere) of the Existing Purchase Agreement as amended hereby, which terms and provisions are incorporated herein by reference.

                  Section 5. Agreement to Continue as Amended. The Existing Purchase Agreement and the other Purchase Documents, as supplemented, modified and amended by this Amendment, shall remain and continue in full force and effect after the date hereof.

                  Section 6. Entire Agreement. This Amendment contains the entire agreement of the parties and supersedes all other representations, warranties, agreements and understandings, oral or otherwise, among the parties with respect to the matters contained herein.




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                  IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Amendment as of the date first written above.


                                        STARBASE CORPORATION

                                        By:  -----------------------------------
                                              Name:
                                              Title:


                                        SITE TECHNOLOGIES, INC.

                                        By:  -----------------------------------
                                              Name:
                                              Title:








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